[@pos.com,Inc. LETTERHEAD]

April 24, 2000

Mr. Aziz Valliani
1111 Tewa Court
Fremont, CA  94539

Dear Aziz,

This letter documents the terms of your agreement with @pos.com, Inc. regarding your transition to ReceiptCity.com. Consistent with our strategy, we understand that you will become a full time Chairman, CEO and President of ReceiptCity.com effective May 1, 2000.

If Michael Dorsey accepts his offer dated April 20, 2000, your resignation as an officer of @pos.com will become effective on his date of acceptance. You will, however, remain an active member of the @pos.com, Inc. Board of Directors. As a Director of the company, you will be expected to attend the board meetings, high level strategy meetings and be available to consult with the company's management team. Additionally, to help the company achieve its goals, the executive team would look upon you to share your valuable experience and for introduction to appropriate contacts.

In connection with and effective upon your resignation as Chief Executive Officer, your stock options dated 7/1/99 and 7/9/99 will become fully vested and any other unvested options will cease to vest as of your termination date. You will not have the right to exercise these options as to any shares that are not vested, notwithstanding the terms of the option agreements. As provided in the option agreements, you will have the ability to exercise these vested options at any time until 90 days after you are no longer an employee of or consultant to @pos.com or a majority-owned subsidiary of @pos.com (or for such longer period upon your death or disability as provided in the option agreements), subject to termination of the options on their respective expiration dates.

As compensation for your services as a Director, @pos.com will offer you a non-statutory option to purchase 60,000 shares of its common stock at the prevailing share price on the day of your acceptance of this proposal. Your options will vest monthly over a four year period. We hope to renew our relationship annually upon mutual agreement and shareholder approval. We hope you will find this to be a satisfactory arrangement.

Please indicate your approval of this proposal by signing below.

Signed,


@pos.com Board of Directors Compensation Committee


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Accepted, Aziz Valliani                                       Date